Exhibit 2.1
RMX RESOURCES, LLC
April 12, 2018
Royale Energy, Inc.
1870 Cordell Ct. Suite 210
El Cajon, California 92020
Attention: Chairman
Re:	Second Closing
Gentlemen:
Reference is made herein to that certain Subscription and Contribution Agreement dated April 4, 2018 (the “Subscription Agreement”), by and among CIC RMX, LLC, CIC RMX LP, Royale Energy, Inc., Royale Energy Funds, Inc. and Matrix Oil Management Corporation. Unless otherwise defined in this letter agreement, capitalized terms used in this letter agreement shall have the meaning set forth in the Subscription Agreement.  The Company and CIC propose to proceed with the Second Closing on or before April 12, 2019, subject to the terms and conditions set forth in the remainder of this letter agreement.
The parties will proceed to the Second Closing as contemplated in Section 2.4 as if the parties had been unable to reach agreement on the Settlement Statement and the Preliminary Amount, except that in lieu of the payment contemplated under Section 1.6(v) of the Subscription Agreement, the Royale Parties will receive the sum of $4,000,000, subject to adjustment pursuant to Section 7.3. The $4,000,000 delivered at the Second Closing to the Royale Parties will be an advance against amounts due the Royale Parties as Purchase Price and subject to adjustment in accordance with the Subscription Agreement.
The Royale Parties acknowledge that the Second Closing Balance Sheet is a preliminary closing balance sheet, and as such the Second Closing Balance Sheet and Target Liabilities provided to the Company and CIC as required by Section 6.2(p) and Section 4.22 of the Subscription Agreement may be inaccurate and may constitute a Breach by the Royale Parties of the Subscription Agreement. Without limiting the generality of the foregoing, the list of accounts payable proposed by Matrix Oil Corporation lists accounts bearing the line items “current royalties payable”, “minimum royalties suspense”, “suspended royalties payable” and “disputed 918 royalties payable” may be inaccurate.

Royale Energy, Inc., et al.
Apriil 12, 2018

In lieu of an reaching an agreement regarding the actual amount of any Losses as a result of potential Breaches existing as of the Second Closing, Date, CIC and the Company have elected to consummate the transactions contemplated by the Subscription Agreement at the Second Closing in accordance with the Subscription Agreement and this letter agreement. In connection therewith, and as consideration for the agreements of CIC and the Company in this letter agreement, the Royale Parties agree and acknowledge that the Company and CIC have  not waived and hereby retain all of their respective rights under Section 7.3 and Article VIII of the Subscription Agreement, notwithstanding the fact that the Second Closing occurs, but subject to the remainder of this letter agreement, to pursue a claim for indemnification with respect to any Breach with respect to the matters described herein pursuant to the Subscription Agreement and to exercise with regard to each such  Breach the right of setoff set forth in the MSA and any rights of setoff or recoupment under common law.  The Company may, at its option and in lieu of receiving cash from the Royale Parties, setoff and recoup amounts owed to the Royale Parties against or from, as the case may be, any amounts owing by the Company to the Royale Parties, including, without limitation, any amounts owed pursuant to the MSA.  The provisions of this paragraph and the preceding paragraph shall be read together with the second and third paragraphs of this letter agreement, such that CIC and the Company shall not be entitled to double recovery for events described as the Breaches and events resulting in adjustments to the Purchase Price.
Notwithstanding the preceding paragraph, however, or any provisions of the Subscription Agreement to the contrary, the Royale Parties, the Company and CIC agree that the Company and CIC will not assert claims for indemnity arising from line items entitled “minimum royalties suspense”, “suspended royalties payable” or “disputed 918 royalties payable” on the proposed settlement statement (collectively, the “Suspense Obligations”) unless and until, (i) from time to time, the Company shall be obligated to make a payment to a third party with respect thereto (a “Deferred Payment Obligation”) or (ii) the Company shall either sell all or a majority of its ownership interest in the Sansinena Field or any Person or group Persons other than the CIC shall come to control, directly or indirectly, a majority of the voting equity interest of Matrix Oil Corporation (in either case, a “Material Ownership Change”).  In the event that a Deferred Payment Obligation is payable by the Royale Parties, the Company shall give the Royale Parties notice thereof, and failing payment from the Royale Parties in full in 30 days, shall be entitled at its sole election in accordance with the terms of the Subscription Agreement, to (i) offset such amount against any amounts owed to Royale, including under the MSA or (ii) treat such amount as an advance against any amounts to be paid to Royale in the future with respect to its Interest in the Company (as defined in the Company Agreement), which advance shall be deemed to bear interest at 12% per annum, accruing daily (360 day year) until repaid by the Royale Parties or until the Company shall have retained cash or property otherwise payable to the Royale Parties in respect of their Interest equal to the Deferred Payment Obligation plus accrued interest.  In the event that CIC or the Company shall become a party to an agreement contemplating a Material Ownership Change or either shall become aware of a Material Ownership Change, CIC and the Company will give the Royale Parties written notice thereof and the Royale Parties shall, within 30 days of such notice pay to the Company or CIC, as CIC shall direct, an amount equal to the entire amount of Suspense Obligations existing as of the Second Closing which are then reflected in the liabilities on the Company’s regularly prepared balance sheet.  The Company shall, at CIC’s direction, treat any amount due with respect to a Suspense Obligation as an advance in the same manner as Deferred Payment Obligations may be treated under clause (ii) in the next preceding sentence. Amounts due the Company and CIC with respect to the Deferred Payment Obligation or the Suspense Obligations will not be subject to the limitations described in Section 8.4 of the Subscription Agreement.

Royale Energy, Inc., et al.
Apriil 12, 2018

In addition, and notwithstanding the next preceding paragraph, or any provisions of the Subscription Agreement to the contrary, CIC and the Company shall reduce amounts owed by the Royale Parties under Section 7.3 by an amount equal to any amounts collected by the Company with the assistance of Royale prior to the 120th day following the Second Closing Date on accounts receivable existing as of the Second Closing from either of JVA (current amount $187,990.71) or Sunny Frog, and any post closing billings that are obtained from Longfellow that are currently contained in the “JIB clearance” account.
The Royale Parties agree that, to the extent required, if any, this letter agreement constitutes notice pursuant to Section 10.4 of the Subscription Agreement by the Company and CIC of one or more alleged Breaches with respect to the matters addressed herein and that no such alleged Breach shall be waived as a result of the Second Closing.
This letter may be executed in multiple counterparts, each of which shall constitute one and the same original, and delivered by electronic or facsimile transmission.

[Signature Page Follows]

Sincerely, RMX RESOURCES, LLC /s/
By:
Title:

CIC RMX LP By: CIC IV GP LLC, Its General Partner /s/
By:
Title:	Manager

ACCEPTED AND AGREED: ROYALE ENERGY, INC. /s/ Stephen M. Hosmer
By: Stephen M. Hosmer, Secretary

ROYALE ENERGY FUNDS, INC. /s/ Stephen M. Hosmer
By: Stephen M. Hosmer, Secretary

MATRIX OIL MANAGEMENT CORPORATION /s/ Johnny Jordan
By:	Johnny Jordan
Title:	Vice President

Signature Page to Reservation of Rights Letter